Exhibit 15.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Shell Company Report of ADS-TEC Energy Public Limited Company on Form 20-F of our report dated November 27, 2020 with respect to our audit of the financial statements of European Sustainable Growth Acquisition Corp. which includes an explanatory paragraph as to European Sustainable Growth Acquisition Corp.’s ability to continue as a going concern, as of November 16, 2020 and for the period from November 10, 2020 (inception) through November 16, 2020, which report appears in the Form F-4 Registration Statement (File No. 333-260312). We were dismissed as auditors on December 22, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.  We also consent to the reference to our Firm under the heading “Statement by Experts” in the Shell Company Report on Form 20-F.

/s/ Marcum llp

Marcum llp

New York, NY

December 29, 2021